Exhibit 5

November 10, 2009

CNB Financial Corporation

1 South Second Street

Clearfield, Pennsylvania 16830

Re:	Dividend Reinvestment and
Stock Purchase Plan (the “Plan”)
500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration with the Securities and Exchange Commission (the “Commission”) of 500,000 shares of your Common Stock, no par value (the “Shares”), that may be acquired under the Plan by participants in the Plan. Shares may be purchased for the accounts of participants either directly from you, as newly-issued or treasury shares, or in the open market.

In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of the Plan and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares, when issued or delivered and paid for, in accordance with the provisions of the Plan, will have been validly issued and will be fully paid and nonassessable. In rendering this opinion we have assumed that the certificates evidencing the Shares will be properly executed and authenticated and that any Shares purchased in the open market for the accounts of participants were, when originally issued, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-3 for registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under “LEGAL OPINION” in the Prospectus, included therein. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Act.

Very truly yours,

/s/ Buchanan Ingersoll & Rooney PC
BUCHANAN INGERSOLL & ROONEY PC